EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Murphy Oil Corporation:

We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Murphy Oil Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference. Our report refers to changes in the methods of accounting for share-based payments and defined benefit pension and other postretirement plans in 2006.

/s/ KPMG LLP

Houston, Texas
May 9, 2007